Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

BlackSky Technology Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan	457(c) and 457(h)	5,513,686	$2.34	$12,902,025.24	0.0000927	$1197.00
Total Offering Amounts							$1197.00
Total Fee Offsets							—
Net Fee Due							$1197.00
(1) Represents shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of BlackSky Technology Inc. (the “Registrant”) available for issuance pursuant to restricted stock units granted under the Registrant’s 2014 Equity Incentive Plan.

(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.34, which represents the average of the high and low prices of the Registrant’s Common Stock on The New York Stock Exchange on March 3, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(3) The Registrant does not have any fee offsets.